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                                                                    EXHIBIT B(2)


                    THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
                              AMENDMENT TO BY-LAWS


      The first sentence of Article I, Section 1 of the Trust's By-Laws is hereby deleted in its entirety and the following sentence is substituted therefor:

            "Section 1. Annual Meetings. The annual meeting of stockholders of the Gabelli Global Multimedia Trust Inc. (the "Corporation") shall be held on a date fixed from time to time by the Board of Directors within the thirty-one (31) day period ending five months after the end of the Corporation's fiscal year."




Approved by the Board of Directors on February 22, 1995
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                    THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
                              AMENDMENT TO BY-LAWS


      Article 1. Section 1. of the By-Laws is hereby deleted and the following is substituted in its place:

      ARTICLE 1. SECTION 1. Annual Meetings. The annual meeting of the stockholders of The Gabelli Global Multimedia Trust Inc. (the "Corporation") shall be held on a DATE NOT LESS THAN NINETY (90) NOR MORE THAN ONE HUNDRED EIGHTY TWO (182) DAYS after the end of the Corporation's fiscal year fixed from time to time by the Board of Directors. An annual meeting may be held at any place in or out of the State of Maryland as may be determined by the Board of Directors as shall be designated in the notice of the meeting and at the time specified by the Board of Directors. Any business of the Corporation may be transacted at an annual meeting without being specifically designated in the notice unless otherwise provided by statute, the Corporation's Charter or these By-Laws.

April 1, 1998
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                           AMENDMENT TO THE BYLAWS OF
                    THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
                            AS PROPOSED MAY 19, 1999

      The By-Laws of Gabelli Global Multimedia Trust Inc. (the "Trust") be, and they hereby are, amended to add the following Section to Article I of the Trust's By-Laws.

      "Section 12 -- Notice of Stockholder Business. At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual or special meeting, the business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder.

      For business to be properly brought before an annual or special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, any such notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than 60 days prior to the date of the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, any such notice by a stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual or special meeting was given or such public disclosure was made.

      Any such notice by a stockholder shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the capital stock of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

      Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section 12. The chairman of the annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 12, and, if he should determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be considered or transacted."